Exhibit 5










                                                                 August 29, 2003

Advantest Corporation
32-1, Asahicho 1-chome
Nerima-ku, Tokyo 179-0071
Japan

Ladies and Gentlemen:

     We have acted as Japanese counsel to Advantest Corporation ("Advantest"), a corporation organized under the laws of Japan, in connection with the issuance of stock options (the "Stock Options") of Advantest under the Advantest Corporation Incentive Stock Option Plan 2003 (the "Plan"). Advantest has requested our opinion in connection with a Registration Statement on Form S-8 (the "Registration Statement"), which is to be filed by Advantest with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and which relates to 139,000 shares of its common stock (the "Shares"), which may be issued by Advantest upon exercise of the Stock Options. The Shares issuable under the Plan upon exercise of the Stock Options will be issued in the form of 4 American Depositary Receipts, which evidence American Depositary Shares, per Share. The number of the Shares issuable upon exercise of the Stock Options is subject to adjustment made in accordance with the rules of the Plan.

     In connection with this opinion letter, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, and have examined such other records, documents, certificates, agreements or other instruments, and made such other inquiries, as we have deemed necessary to enable us to render the opinion expressed below. For the purpose of the opinion, we have assumed that:

(i) the Advantest shareholders' meeting held on June 27, 2003, and the Advantest board meetings held on May 20, 2003 and June 27, 2003, have duly approved the issuance of the Stock Options;

(ii) any person exercising his/her Stock Options will have duly exercised the Stock Options and paid the entire exercise price of the Stock Options in accordance with the rules of the Plan and in compliance with the Japanese Commercial Code; and

(iii) the number of Shares outstanding after issuance of Shares upon exercise of the Stock Options does not exceed the number of Shares that Advantest is authorized to issue under its Articles of Incorporation.

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         Subject to the foregoing, we are of the opinion that the Shares, when issued by Advantest upon exercise of the Stock Options, will be validly issued.

         The foregoing opinion is limited to the law of Japan as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We consent to the inclusion of this opinion letter as part of the Registration Statement and to the reference to our firm therein.

                                                  Very truly,

                                                  /s/ Yoshiaki Ikeda

                                                  Yoshiaki Ikeda
                                                  Nishimura & Partners